UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

ALSERES PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

239 South Street, Hopkinton, Massachusetts		01748
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements	-3-

SIGNATURE	-3-

Item 1.01. Entry into Material Definitive Agreements.

On December 22, 2011 the Company entered into an amendment agreement with the Purchasers of convertible promissory notes of the Company purchased pursuant to a Promissory Note Purchase Agreement executed in March, 2007 and amended from time to time thereafter. The amendment agreement provides that each Purchaser will waive their respective right to be paid any and all interest accrued or to be accrued pursuant to the promissory notes issued under the Note Purchase Agreement. The amendment agreement further provides that two of the Purchasers convert a portion of the amounts owed to them into common stock of the Company at $2.50 per share as provided in the Note Purchase Agreement. In particular, Robert Gipson converted $5,827,585 of debt to 2,331,034 shares and Thomas Gipson converted $1,344,827 of debt into 537,931 shares.

In a related transaction, on December 27, 2011 the Company agreed to purchase 2,331,034 shares of common stock held by Robert Gipson and 537,931 shares of common stock held by Thomas Gipson at a purchase price per share of $0.0025 for a total of $7,172. The closing price for the Company’s stock on December 22 was $0.20 per share. The price per share paid by the Company to the sellers represented a 99% discount to the market price for the shares.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alseres Pharmaceuticals, Inc.

Date: December 29, 2011	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer